Exhibit 99.2

MICRO THERAPEUTICS

THIRD QUARTER 2004 FINANCIAL RESULTS CONFERENCE CALL

November 4, 2004

Operator:	Good afternoon, my name is Lynn. And, I will be your conference facilitator today. At this time, I would like to welcome everyone to the Micro Therapeutics 2004 Third Quarter Financial conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press the pound key. Thank you. I would now like to turn the call over to Tom Wilder. Sir, you may begin.

Tom Wilder:	Good morning, everyone and thank you for joining us to discuss Micro Therapeutics third quarter 2004 financial results. I am Tom Wilder, MTI’s President and Chief Executive Officer. With me on the call today are Hal Hurwitz, our Chief Financial Officer and Jim Corbett, our Chairman. On our call today, I will cover operational and financial results after which we will take questions.

If you are not receiving regular communications from MTI and would like to be added to our fax and email list, please contact Rob Whetstone of Pondel Wilkinson at 310-279-5980.

For your information, this conference call is being broadcast live on the Internet at www.1mti.com. A playback of this call will be available following its conclusion and may be accessed on the Internet at www.1mti.com and will be available for approximately one year.

All of the information discussed on the call today is covered under the safe harbor provisions of the Securities Litigation Reform Act. The company’s discussion today will include forward-looking information reflecting management’s current forecast of certain aspects of the company’s future. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. Risk factors associated with our business are set forth in our 1933 and 1934 Act filings including the Form 10-QSB we will be filing this quarter. And, we suggest that you read all such filings.

Now, let’s discuss our results. We are very pleased with our third quarter of 2004. During this call, I will cover the following subjects: our financial results; the status of our Onyx programs in the United States; and guidance for both 2004 and 2005. After this, we will take questions.

Revenue, for the 2004 third quarter: net sales were $8.2 million representing a 57% increase over the prior year third quarter. U.S. revenues increased 65% to $3.1 million and international revenues increased 52% to $5.1 million compared with the third quarter of 2003.

Third quarter neuro embolic product revenue of $2.9 million represents a 69% increase over the prior year. The NXT coils in Europe, the Sapphire coils in the U.S. and other international markets, and Onyx all contributed to this growth.

Revenue from neuro access and delivery products for the third quarter of 2004 was $4.7 million, an increase of 61%. Echlon microcatheters and the high performance HyperGlide balloons led this revenue increase.

Peripheral vascular and other product revenues for the third quarter of 2004 were $600,000 unchanged from the prior year.

During the 2004 third quarter, we terminated one of our international distributors. We estimate that this decision had an adverse impact on third quarter revenue of between and $200,000 and $300,000. We have established arrangements with a new distributor and expect revenue to be unaffected for the fourth quarter.

Gross margin of 61.5% in the third quarter of 2004 represents a 1 percentage point improvement from the preceding quarter. We have a number of initiatives under way that will drive additional improvements during 2005. These include working with vendors on components costs, leveraging our existing plant infrastructure, and efforts to increase manufacturing yields.

Operating expense for the third quarter excluding intellectual property litigation expense was $9.6 million, which represents a 13% increase from the third quarter of 2003.

Research and development expenses, which include clinical and regulatory costs decreased 11% to $3.6 million in the third quarter of 2004 from $4.1 million in the comparable period of 2003. This decrease was primarily attributable to the cost of Onyx related clinical trials, the bulk of which were incurred during 2003.

Selling, general, and administrative expenses at $7.1 million increased 32% or $1.7 million from the third quarter of 2003, due to year over year increases in intellectual property litigation expenses and distributor fees that very positively would increase sales volume. Intellectual property litigation expense of $1.6 million was down significantly from the previous quarter.

Finally, as we discussed in last quarter’s conference call, U.S. generally accepted accounting principals or GAAP requires that a value be ascribed to the exchange feature of the $21 million of exchangeable notes we sold in June 2004. Using a GAAP required formula; this value amounted to $9.1 million which was recorded as a discount to the debt in the 2004 second quarter. Effective with the August 2004 exchange of the debt for common stock, the amortization of this discount was immediately accelerated. Accordingly, our third quarter 2004 results include a non-cash and non-operating charge of $9.1 million. This charge is identical in nature to the $6.3 million charge incurred in the 2004 first quarter.

Moving to Onyx programs, with regard to our PMA application for Onyx AVM, we continue to make progress on outstanding issues and are in regular contact with the FDA. We remain confident that approval is a question of working through remaining review and approval processes and that we’ll obtain approval during the next few months. We cannot offer more specific guidance at this time.

With respect to our Onyx aneurysm program, we continue to make progress in preparation of our humanitarian device exemption, or HDE, application. In order to focus efforts on a remaining AVM PMA steps, we now anticipate submitting the HDE some time during the first quarter of 2005.

Guidance for 2004: in our previous conference call, we expressed our belief that 2004 revenues would be in a range between $34 million and $38 million. We are narrowing this guidance to between $34.5 million and $35.5 million.

We are also reducing our guidance for gross margins in the fourth quarter from a range between 63% and 67% to a range between 62% and 63%. We are maintaining guidance with regard to operating expenses before litigation, costs, and amortization which continues to be in a range of $33 million to $34 million.

Before moving to guidance for 2005, I would first like to provide you with our current estimates on market size. What we refer to as the core market for neuro interventional products consists of neuro products used to treat cerebral aneurysms, arterial venous malformations, or AVM’s, other neurovascular malformations such as fistula, and head and neck tumors.

We believe that this market today represents a $400 million global opportunity, an increase of 23% compared to our estimate for 2003. We believe that increased penetration of neuro endovascular procedures particularly in the treatment of aneurysms will continue to drive annual market growth in this core neuro market at a rate of 20% or more. Factors behind this growth include continued influence of the ISAT trial and new, improved interventional product offerings.

We have previously described an additional market segment, which consists of neuro interventional products that are used in certain peripheral procedures. If one combines this market with the core neuro market, the global market opportunity is now over $500 million.

2005 guidance: I will discuss revenue, gross margin, operating expenses, and profitability.

With regard to 2005 revenue, the following key factors should be considered:

• We are actively working on two new coil product families that are targeted for introduction into the U.S., Europe, and other international markets during 2005.

•      Evaluations of the new Tetris framing coil line are targeted for the first half of the year and evaluations for the second coil family are targeted for the second half of the year. We will provide more information regarding these new product families in subsequent calls.

•      We have commenced physician evaluations of new additions to the Echlon microcatheter family. We are pleased with the initial feedback on these new products and intend to commence – get commercial introduction in the U.S., Europe, and other international markets during the first quarter of 2005.

• In the United States, revenue should benefit from continued growth in our coil business, the Echelon family of microcatheters, and of course, anticipated introduction of Onyx for AVM.

• In Europe and other international markets, we will continue to leverage ev3’s distribution capabilities.

•      In Japan, revenues should benefit from recent approvals for key neuro access and delivery products including Echelon, as well as, an expected 2005 approval for Sapphire coils. We do expect Japan to make a more significant revenue contribution in 2006.

Accordingly, we believe that 2005 revenue will range between $45 million and $50 million. Gross margin, based on specific programs that are underway and the progress that we are making, we project gross margin for 2005 at between 63% and 65%.

Our expectations for 2005 is that operating expenses before R&D, amortization, and litigation costs will fall in a range of $36 million to $38 million.

To complete the discussion regarding our estimates of expenses, I would add the following notes regarding R&D amortization and litigation costs. Amortization of research and development costs in connection with our acquisition of Dendron one year ago amounts to approximately $2 million per year. This non-cash expense is expected to continue through the fourth quarter of 2007.

With regard to litigation expense, during 2004 we have incurred significant expenditures related to intellectual property actions in both Europe and the U.S. We were pleased that this expense declined markedly during the third quarter to $1.6 million. During the past four quarters, litigation expenses ranged from $1.6 million to $2.5 million. We expect these expenditures to continue until such time as all matters are resolved. I do not feel we can offer other guidance at this time. As I am sure you would expect, the company can make no assurances regarding the outcome of these cases.

Profitability, based upon the above guidance: we hope to achieve operating profitability by the end of next year. With regard to operating cash flow, there are a number of components that affect our projections that we are evaluating strategically. These include working capital requirements to support the projected revenue increase, anticipated second contingent payment to Dendron shareholders, the timing of several activities aimed at improving the company’s gross margin and expense structure, and finally, discretionary opportunities that we may seek to purse in conjunction with new product introductions in 2005.

Based upon this, we will be in a better position to brief you on cash flow during next quarter’s call. My thanks to all of our conference call participants for your attention. At this time, Jim, Hal and I will be happy to answer any questions that you may have.

Operator:	At this time I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Tom Gunderson with Piper Jaffray.

Tom Gunderson:	Hi, good morning.

Tom Wilder:	Good morning, Tom.

Tom Gunderson:	Two clarification questions, one given the legal expense that we’ve had and will continue, can you give us a where are we now, where are we going, as far as, the timeline with the IP litigation?

And, then second, you may have said this at the beginning and I came in late. But, the gross margin guidance going from 63% to 67% now, 62% to 63% what’s impacting that mostly?

Tom Wilder:	First, let me address, Tom, the IT litigation. I’d encourage you to refer to our SEC disclosures in which we describe the ongoing cases. And, as appropriate we will update those disclosures with this 10-Q.

We have two European cases that we believe both of which we believe will occur in the first quarter of 2005. And, once again, as appropriate we will offer more specific information on those cases in the upcoming 10-Q.

So, I would encourage you to look at that when it comes out. With regard to U.S. IP litigation timeline, as mentioned on previous calls, we are in a jurisdiction with a more protracted trial court date. And, so we do not anticipate a trial until the end of 2005.

Tom Gunderson:	And, you’re in discovery now or what are the lawyers getting paid for on the U.S. side?

Tom Wilder:	Many things, Tom. And, again, I don’t want to get into specific aspects…

Tom Gunderson:	Okay.

Tom Wilder:	Of the case. But, you can imagine all the different aspects including discovery.

Tom Gunderson:	Okay. And, then before you get into the gross margin answer, do you have a date expect a date for the 10-Q?

Tom Wilder:	The statutory date, I believe, is November 15, correct?

Hal Hurwitz:	It’ll be right around the statutory date. Our quarter ended on October 3, Tom.

Tom Gunderson:	Okay.

Hal Hurwitz:	So, the due date is just past the 15th.

Tom Gunderson:	Got it, thanks.

Tom Wilder:	Okay. Second, Tom with regard to gross margin. We are continuing a product ramp up including the new Echelon pre-shaped catheters that I described which are under a physician evaluation that we’re preparing for commercial launch.

We are in the process of building Tetris which is the new framing coil. And, so those two pieces were factors in attenuating our fourth quarter margin. We have a number of specific activities under way that will yield additional improvements in 2005.

Tom Gunderson:	Got it, thank you.

Operator:	Again, if you would like to ask a question at this time, please press star then the number one on your telephone keypad. Your next question comes from Larry Haimovitch with HMTC.

Larry Haimovitch:	Good morning. Could you just clarify – I missed the comment, Tom, with regard to guidance for 2005 on litigation? This year, sounds like you’ll be somewhere around $8 million. Is that correct? Is my math correct?

Tom Wilder:	Yes, this year, as I mentioned, we’ve got a range of litigation in the last four quarters between $1.6 million and $2.5 million. I have noted, we have reduced our litigation expense markedly from the peak in Q2 and that has been our objective and will continue to be our objective.

Other than giving you the historical range and the recent accomplishment in Q3, as well as, the timing of some of the actions that I again can be seen in the 10-Q, we don’t feel we can offer more specific guidance on a line that’s difficult to predict.

Larry Haimovitch:	Materially change either way.

Tom Wilder:	Repeat yourself, Larry, you came in…

Larry Haimovitch:	The question Tom is, I understand you can’t give detailed guidance. But, you know, it’s a huge line item for you guys. It’s $8 million this year. Your revenue is going to be whatever you said, $30 something million.

You know, it’s a massive number. I understand you can’t give real specific details. But, you know, it’s helpful to know if it’s going from $8 to $2 or $8 to $15.

Tom Wilder:	Well, then…

Larry Haimovitch:	It’s probably neither. But…

Tom Wilder:	Fair questions and without giving guidance, because, we are not in a position to give specific guidance, note the following: during the last quarter conference call, we stated our intention to reduce litigation expense.

We’ve done that in the third quarter. That will be our continued objective. Two of the cases overseas are slated for, we hope, resolution in the first quarter of next year. And, so if you take those two facts and you’ll have to make your best estimate that you can. But…

Larry Haimovitch:	Well, which two cases could come to the head next year, Tom?

Tom Wilder:	As I stated in response to Tom’s question, the two European matters.

Larry Haimovitch:	Okay. Okay, and amongst all the litigation, is the U.S. Targets Therapeutics case the most important in terms of impact on the company in terms of what could be potential revenue impact?

Tom Wilder:	I don’t think I’m in a position to comment on which case is most important. We believe, that we’ll continue to have access through a combination of legal positions and continued R&D and new product introductions in all markets.

Larry Haimovitch:	In your guidance for 2005, what was your assumption on Onyx for AVM’s? Obviously, you expect it to be approved, I think, you’ve said that. But…

Tom Wilder:	Yes, our guidance, which is a range of revenue certainly includes a contribution from Onyx AVM. And, once again, we are mechanically working through some elements that have taken longer than both we, and the FDA, might have thought. But – so, there definitely is Onyx AVM revenue in that range of assumptions.

Larry Haimovitch:	And, for the fourth quarter, the lowered revenue, is that because of Onyx AVM is not in there?

Tom Wilder:	That would be one component, yes.

Larry Haimovitch:	And, other components would be?

Tom Wilder:	Just narrowing the range, Larry, other than that, the business is cranking. So, Onyx would be the most significant piece of that.

Larry Haimovitch:	And, for next year, any other assumptions on new products that you’ve thrown in there that have some regulatory risk? Or, is Onyx AVM the only one that’s pending short term?

Tom Wilder:	With the two key coil platforms that I cited that are critical are 510(k). And, we’ve got a solid track record of all of our 510(k) approvals. Onyx AVM, again, has been delayed. But, it’s a matter of timing.

Larry Haimovitch:	And, then finally update us on your thoughts on the competitive landscape. It is a relatively number of – relatively small number of competitors. But, as you well know, it’s quite competitive any updates on your view of (a) the market growth, particularly with the benefits of ISAT, and (b) competitive and so I’d be interested in your thoughts about how the overall market is growing this year.

Tom Wilder:	Well, certainly. As stated earlier, the market has been growing. We believe, in the range of 20, 20% plus and that benefits all competitors. We believe that MTI has a competitive portfolio of access and embolic products.

Note, Larry, that even under this current guidance for the year, our fourth quarter, should we achieve it, will be the highest ever at MTI. So, we continue to march upward and onward in our own revenue achievements.

In terms of competition, you know, there are a number of players in the space. We believe that with our current line, our international capabilities, and importantly, momentum that we see coming forward in the United States in 2005 that we are very well positioned to capitalize in this space.

Larry Haimovitch:	Would you say that you’ve gained share in the coil space this year? It seemed to me that you have. I’m just curious if that’s your view as well.

Tom Wilder:	Well, our coil revenue is certainly growing faster than we believe the market is. So, hence, one could deduce that we’re gaining share.

Larry Haimovitch:	Okay, thanks.

Operator:	Again, if you would like to ask a question at this time, please press star then the number one on your telephone keypad. Your next question comes from Alex Silverman with Special Situations.

Alex Silverman:	Hi, good morning.

Tom Wilder:	Good morning, Alex.

Alex Silverman:	Just taking your guidance given there’s a quarter left, you can pretty easily work backwards into the fourth quarter number. Given the guidance that you’ve given, it would suggest a 71% gross margin in the fourth quarter. Is that – am I wrong?

Tom Wilder:	Alex, I think, the guidance on the – the guidance on gross margin I gave you was a fourth quarter margin not an annual margin.

Alex Silverman:	Oh, I’m sorry. Okay, yes no I apologize. I thought that was for the year.

Tom Wilder:	You were doing rapid math. So, that’s – good catch.

Alex Silverman:	Okay, that’s good. Thank you.

Tom Wilder:	No problem.

Operator:	There are no further questions at this time, sir.

Tom Wilder:	Okay, well I’d like to thank everyone for joining us today. We appreciate your continued support. If anyone has any further questions, we invite you to contact us here at MTI. And, I thank you again.

Operator:	This concludes today’s conference call. You may now disconnect.

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